Exhibit 10.4

ITC Ind Dev-New Trk 05/01/01

Form Approved, AVP-Law

INDUSTRY TRACK CONTRACT

ARTICLES OF AGREEMENT

THIS AGREEMENT is made and entered into as of the 9th day of April, 2004, by and between UNION PACIFIC RAILROAD COMPANY, a Delaware corporation having an address of 1416 Dodge Street, Omaha, Nebraska 68179 (hereinafter the “Railroad), and GOLDEN GRAIN ENERGY, L.L.C., an Iowa limited liability corporation, to be addressed at Post Office Box 435, New Hampton, Iowa 50659 (hereinafter the “Industry”).

RECITALS:

The Industry desires the construction, maintenance and operation of a 2,926-foot spur Track A, 2,744-foot spur Track B, 1,454-foot spur Track C and 1,584-foot double-ended Track D (hereinafter collectively “Track”) at or near Milepost 189.5, Mason City Subdivision, in Mason City, Cerro Gordo County, Iowa, shown by dashed and dashed cross-hatched lines on the attached Drawing No. IA-0067-PH-01 dated October 28, 2003, marked Exhibit A, hereto attached and hereby made a part hereof.

AGREEMENT:

NOW, THEREFORE, IT IS MUTUALLY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

Article 1.                                                TRACK IDENTIFICATION MARKERS.

For the purpose of this Agreement, the following segments of Track A shall be identified as follows:

Engineering Station 0+00 -	the initial switch connection or sometimes referred to as the point of switch.

Engineering Station 1+78 -

the initial 13-foot clearance point of the track.  It is the point on the track where a rail car either being moved or stored on the track will not interfere with the movement of other rail cars on adjacent main, branch or lead trackage owned by the Railroad.

Engineering Station 5+88 -	the point on the track that intersect the property line or right-of-way boundary line of the Railroad.

Engineering Station 29+26 -	the end of Track A.

Article 2.                                                INDUSTRY-SUPPLIED TURNOUT.

The Industry, at its expense, will furnish and assemble one new No. 11 136-lb. right-hand standard turnout obtained from a Railroad-approved vendor, for installation by Railroad forces.

Article 3.                                                CONSTRUCTION COST; PAYMENT.

A.                                   Upon the execution of this Agreement, the Industry shall pay the Railroad the sum of NINETY-ONE THOUSAND THREE HUNDRED SIXTY-EIGHT DOLLARS ($91,368.00), which is the firm cost to the Industry for construction of that portion of the Track to be constructed by the Railroad, as described in Article 4.

B.                                     The Railroad reserves the right to change construction costs and design of the Track if construction is not started by the Railroad within six (6) months of the date of this Agreement due to delays imposed by the Industry.

Article 4.                                                PORTIONS OF TRACK TO BE CONSTRUCTED BY RAILROAD.

The Railroad, in consideration of payment by Industry of the amount stated in Article 3 of this Agreement, will construct 165 track feet of Track A including one No. 11 136-lb. turnout (using turnout materials supplies by Industry) and install a switch circuit controller.

Article 5.                                                PORTIONS OF TRACK TO BE CONSTRUCTED BY INDUSTRY.

A.                                   The Industry, at its own expense and subject to the prior approval of the Railroad, will perform all grading and install all necessary drainage facilities required in connection with the construction of the Track to the standards and satisfaction of the Railroad, and arrange to modify any overhead and/or underground utilities to meet Railroad specifications.

B.                                     The Industry, at its own expense, will also perform the following work:

1.                                       Construct the remaining 2,761 track feet of Track A and install a double-point split switch (DPSS) derail at or near Engineering Station 3+00 (actual location to be determined by Railroad representative), and an earthen bumper at the end of Track A.

2.                                       Construct all of Track B including one No. 9 turnout and install an earthen bumper at the end of Track B.

3.                                       Construct all of Track C including one No. 9 turnout and install a concrete approach beginning at Engineering Station 4+20, a loadout device at Engineering Station 5+50 and an earthen bumper at the end of Track C.

4.                                       Construct all of Track D including two no. 9 turnouts.

Article 6.                                                RIGHT-OF-WAY AND PRIVILEGE.

The Industry shall procure any needed right-of-way, public authority or permission for construction, maintenance and operation of the Track outside the limits of the Railroad’s right-of-way.  The Industry shall pay any fees or costs imposed by any public authority or person for the privilege of constructing, maintaining and operating the Track.

Article 7.                                                GRANT OF RIGHT; USE AND OPERATION OF THE TRACK.

A.                                   During the term hereof and subject to the terms and conditions set forth in this Agreement, Railroad hereby grants to Industry the right, at Industry’s sole cost and responsibility, to construct, own, keep, maintain, repair and use Industry’s private section of Track where located on and along Railroad’s right-of-way.

B.                                     The Railroad shall operate the Track subject to any applicable tariffs or rail transportation contracts and the terms of this Agreement, but the Railroad shall not be obligated to operate or maintain the Track (and the Industry shall not have any claim against the Railroad) if the Railroad is prevented or hindered from doing so by the Industry’s breach or by acts of God, public authority, strikes, riots, labor disputes, or other cause beyond its control.  The Railroad shall have the right to use the Track when not to the detriment of the Industry.

C.                                     The Industry shall bear the cost of any modifications to the Railroad’s tracks, structures and communication facilities, other than track changes connected with the initial switch connection, required by the construction, reconstruction or operation of the Track.

D.                                    The use and operation of the Track shall also be in accordance with the terms and conditions set forth in Exhibit B, hereto attached and hereby made a part hereof.

Article 8.                                                OWNERSHIP OF THE TRACK.

A.                                   The Railroad shall own the portion of Track A from the point of switch to the 13-foot clearance point (hereinafter “Railroad-owned Track”).

B.                                     The Industry shall own the portion of Track A from the 13-foot clearance point to the end of the track and all of Tracks B, C and D (hereinafter “Industry-owned Track”).

Article 9.                                                MAINTENANCE OF THE TRACK STRUCTURE (RAIL, TIES, BALLAST, OTHER TRACK MATERIAL).

A.                                   The Railroad, at its expense, shall maintain the track structure for the portion of Railroad-owned Track.

B.                                     The Industry, at its expense, shall maintain the track structure for the portion of Industry-owned Track.

Article 10.                                          MAINTENANCE OF RIGHT-OF-WAY AND TRACK APPURTENANCES.

A.                                   The Railroad, at its expense, shall maintain the right-of-way and track appurtenances for the portion of Railroad-owned Track.

B.                                     The Industry, at its expense, shall perform the following maintenance of the right-of-way and track appurtenances for the portion of Industry-owned Track:

1.                                       Remove snow, ice, sand and other substances and maintain drainage and grading as needed to permit safe operation over the Track.

2.                                       Maintain all appurtenance to the Track (other than an automatic signal system), including without limitation, gates, fences, bridges, undertrack unloading pits, loading or unloading devices and warning signs above, below or beside the Track.

Article 11.                                          INDUSTRY TO GIVE NOTICE; FLAGGING.

Prior to entering Railroad’s right-of-way or other property for the purpose of performing any construction, maintenance, repair or reconstruction of the Track as set forth in this Agreement, and/or constructing additional track segments connecting to the Track, the Industry and/or its contractors are required to notify the Railroad’s local Director-Track Maintenance, in writing, at least ten (10) working days in advance of such work, so that the Railroad may, in the event it deems necessary, arrange for flagging or other protection as required.  Any such flagging or other protection furnished by Railroad will be at Industry’s sole cost and expense.

Article 12.              CONSTRUCTION, MAINTENANCE AND REPAIRS BY INDUSTRY TO CONFORM TO RAILROAD STANDARDS.

A.                                   Track construction, maintenance and repair work performed by the Industry shall conform to the Railroad’s standards.  If, in the judgment of the Railroad, any portion of the Track is non-conforming and/or unsafe for railroad operations, the Railroad shall not be obligated to operate over the Track.

B.                                     The Railroad, at the Industry’s expense, shall have the right, but not be required, to make repairs on the Industry-owned Track when requested by the Industry or when necessary to operate the Track safely.

Article 13.                                          NON-DISCLOSURE; CONFIDENTIALITY.

Except to the extent that disclosure of information contained in this Agreement is required by law, the contents of this Agreement shall not be disclosed or released by any party without the written consent of all other parties to this Agreement.

Article 14.                                          TERM.

This Agreement shall take effect as of the date of this Agreement and shall continue in full force and effect until terminated as herein provided.

Article 15.                                          CONSENT OF THE RAILROAD TO CERTAIN FACILITIES OR OPERATIONS.

The Railroad hereby consents to:

A.                                   the construction, maintenance and operation by the Industry of a load-out facility at Engineering Station 5+50 of Track C as shown on Exhibit A; and

B.                                     the performance by the Industry of intraplant switching over the portion of Track A from the derail at Engineering Station 3+00 to the end of the track and over all of Tracks B, C and D;

subject to the terms, provisions and conditions set forth in this Agreement and to any prior regulatory approval that may be needed.

Article 16.                                          INSURANCE.

A.                                   The Industry, at its expense, shall obtain the insurance described in Exhibit C, hereto attached and hereby made a part hereof, and provide a certificate(s) of insurance certifying to the effectiveness of such insurance to the address shown in Paragraph C below.

B.                                     If the Industry uses the Track to store and/or handle hazardous materials, the Industry, in addition to the other endorsements to be obtained by Industry as provided in Exhibit C, must also ensure that the Commercial General Liability insurance policy contains a Designated Premises Pollution Coverage (CG00-39) endorsement.  Evidence of the endorsement must also be indicated on the certificate of insurance provided to the Railroad.

C.                                     All insurance certificates and correspondence shall be addressed and sent to:

Union Pacific Railroad Company

Real Estate Department

1416 Dodge Street

Omaha, NE 68179

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate as of the date first herein written.

UNION PACIFIC RAILROAD COMPANY

	By	/s/ Steven J. McLaws
General Director – Industrial Development

Witness:	GOLDEN GRAIN ENERGY, L.L.C.

/s/ Stanley B. Laures	By	/s/ Walter Wendland
	Printed Name	Walter Wendland
	Title	President

EXHIBIT B
Revised March 24, 2004

Section 1.                                            SAFETY.

(a)                                  Clearances/Impairments.  The Industry shall not permit or maintain any building, platform, fence, gate, vehicle, or other structure, obstruction or material of any kind, closer to the Track than the standard clearances of the Railroad without the prior written consent of the Railroad.  The standard clearances of the Railroad are (i) horizontally, nine (9) feet from the centerline of the Track, and (ii) vertically, twenty-three (23) feet above the top of the rail of the Track.  For any portion of the track that is curved, the standard horizontal clearance shall be increased one and one-half inches for each degree of curvature.  All doors, windows and gates shall be of the sliding type or open away from the Track if opening them toward the Track would impair clearances.  Any moveable appliance, including, but not limited to, dock plates and loading or unloading spouts or equipment, that impairs the standard clearances only when in use, shall be securely stored or fastened by the Industry when not in use so as to not impair such clearances.  If greater clearances are required by the National Electrical Safety Code or by statute, regulation or other competent public authority, the Industry shall comply therewith and shall obtain any necessary public authority and Railroad consent to impair clearances before creating an impairment.  Any structure, material or other obstruction (whether in use or not) which is closer to the Track than the Railroad’s standard clearances or applicable public authority, whichever distance is greater, shall be considered an impairment, whether or not consented to or permitted by the Railroad or public authority.

(b)                                 Facilities.  The Industry shall not construct, locate, maintain or permit the construction or erection of any pits, loadout facilities, buildings, private crossings, beams, pipes, wires, or other obstructions or installations of any kind or character (hereinafter “Facilities”) over or under the Track without the prior written consent of the Railroad.

(c)                                  Walkways.  The Industry, at its expense, shall provide and maintain a clear and safe pathway for Railroad employees along both sides of the Tack beyond the clearance point.  If walkways are required by statue or regulation, the Industry, at its expense, shall ensure that walkways are built and maintained to conform with such statute or regulation.

(d)                                 Industry to Train and Oversee Employees.  The Industry shall have the non-delegable duty and responsibility to train and oversee its employees and agents as to proper and safe working practices while performing any work in connection with this Agreement, or any work associated with the Railroad serving the Industry over the Track.

(e)                                  Intraplant Switching.  The Industry shall not perform, permit or cause intraplant switching without the prior written consent of the Railroad.  Intraplant switching means the movement of rail cars on the Track by the Industry by any method and includes the Industry’s capacity to move rail cars, whether before, during or after any such movement.

(f)                                    Standards.  The Industry shall comply with all applicable ordinances, regulations, statutes, rules, decision and orders including, but not limited to, safety, zoning, air and water quality, noise, hazardous substances and hazardous wastes (hereinafter “Standards”) issued by any federal, state or local governmental body or agency (hereinafter “Authority”).  If the Industry is not in full compliance with any Standards issued by any authorized Authority, the Railroad, after notifying the Industry of its noncompliance and the Industry’s failure within twenty days of such notice to correct such noncompliance, may elect to take whatever action is necessary to bring the Track and any Railroad property into compliance with such Standards; PROVIDED, HOWEVER, that if Industry’s failure to comply with Standards interferers with, obstructs or endangers Railroad mainline or yard operations in any way, Railroad may initiate compliance action immediately.  The Industry shall reimburse the Railroad for all costs (including, but not limited to, consulting, engineering, clean-up, disposal, legal costs and attorneys’ fees, fines and penalties) incurred by the Railroad in complying with, abating a violation of, or defending any claim of violation of such Standards.  A waiver by the Railroad of the breach by the Industry of any covenant or condition of this Agreement shall not impair the right of the Railroad to avail itself of any remedy for any subsequent breach thereof.

(g)                                 Railcars Containing Hazardous Materials.  If the Industry uses the Track for the purpose of shipping, receiving or sorting railcars containing hazardous materials, as defined by the Department of Transportation (the “DOT”), the Industry will comply with and abide by all DOT regulations as set out in 49 Code of Federal Regulations, Parts 100-199, inclusive, as amended from time to time, and provisions contained in applicable Circular’s of the Bureau of Explosives, Association of American Railroads, including any and all amendments and supplements thereto.  The term “Standards” defined in Section 1(f) shall include (but is not limited to) regulations referenced in this subsection (g).

(h)                                 Telecommunications and Fiber Optic Cable Systems.  Telecommunications and Fiber optic cable systems may be buried on the Railroad’s property.  Industry shall telephone the Railroad during normal business hours (7:00 a.m. to 9:00 p.m., Central Time, Monday through Friday, except holidays) at 1-800-336-9193 (also a 24-hour, 7-day number for emergency calls) to determine if telecommunications or fiber optic cable are buried anywhere on the Railroad’s premises to be used by the Industry.  If it is, Industry will telephone the communications company(ies) involved, arrange for a cable locator, and make arrangements for relocation or other protection of the cable and will commence no work on Railroad’s property until all such protection or relocation has been accomplished.

(i)                                     Fire Precautions.  Industry shall not permit, place, pile, store, or stack any flammable material within ten (10) feet of centerline of Track.  Industry shall remove or otherwise control vegetation adjacent to the Track so that it does not constitute a fire hazard.  Industry shall ensure that suitable firefighting equipment is available and in working order.

Section 2.                                            LIABILITY.

(a)                                  For purposes of this Section, the following definitions shall apply:

(1)                                  “Railroad”: the Railroad and its officers, agents and employees.

(2)                                  “Industry”: the Industry and its officers, agents and employees.

(3)                                  “Party”: the Railroad or the Industry.

(4)                                  “Third Person”: any individual, corporation or entity other than the Railroad or the Industry.

(5)                                  “Loss” means loss of or damage to the property of any Third Person or Party and/or injury to or death of any Third Person or Party.  “Loss” shall also include, without limitation, the following associated expenses incurred by a Party: costs, expenses, the cost of defending litigation, attorneys’ fees, expert witness fees, court costs, the amounts paid in settlement, the amount of the judgment, and pre-judgment and post-judgment interest and expenses arising from analysis and cleanup of any incident involving the release of hazardous substances or hazardous wastes.

(b)                                 Except as otherwise specifically provided in this Agreement, all Loss related to the construction, operation, maintenance, use, presence or removal of the Track shall be allocated as follows:

(1)                                  The Railroad shall indemnify Industry from and against Loss arising from or growing out of the negligent acts or omissions of the Railroad.

(2)                                  The Industry shall indemnify Railroad from and against Loss arising from or growing out of the negligent acts or omissions of the Industry or arising from:

(i) any impairment of the Track by Industry as described in Section 1(a);

(ii) the Industry’s failure to construct or adequately maintain pathways or walkways as required by Section 1(c);

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(iii) intraplant switching as defined in Section 1(e);

(iv) the Industry’s failure to comply with Standards, as required by Section 1(f); or

(v) any explosion or leakage or evaporation of hazardous substances or hazardous wastes shipped, received or stored by Industry resulting from Industry’s failure to comply with DOT and other applicable regulations as set forth in Sections 1(f) and 1(g) of Exhibit B.

(3)                                  Subsection 2(b)(2), subparagraphs (i) through (v), apply regardless of whether the Railroad had notice of, consented to, or permitted the aforesaid impairments, failures, non-compliance with Standards, wastes or substances, and whether or not the Railroad or a Third Person contributes to cause the Loss.

(4)                                  Except as otherwise more specifically provided in this Agreement, Railroad and Industry shall pay equal parts of the Loss that arises out of the joint or concurring negligence of the Railroad and the Industry, whether or not the acts or omissions of a Third Person contribute to cause the Loss; PROVIDED, however, that nothing in this Agreement shall be construed as impairing the right of either party to seek contribution or indemnification from a Third Person.

(5)                                  Industry expressly and specifically assumes potential liability under this subsection (b) for claims or actions brought by Industry’s own employees.

(6)                                  No court or jury findings in any employee’s suit pursuant to any worker’s compensation act or the Federal Employer’s Liability Act against a party to this Agreement may be relied upon or used by either party in any attempt to assert liability against the other party.

Section 3.                                            REARRANGEMENT OF TRACK; ADDITIONAL TRACKAGE.

(a)                                  The Railroad may rearrange or reconstruct the Track or modify its elevation in order to develop or change nearby Railroad property or tracks, provided that the Industry shall continue to have similar trackage without additional cost to the Industry.  If, however, the change in the Track, or its appurtenances, is required by or as a result of any law, ordinances, regulation, or other contingency over which the Railroad has no control, the Industry shall bear the cost of the change.

(b)                                 All references in this Agreement to Track shall apply to the Track as constructed, even if it differs or varies from its depiction on Exhibit A.  References in this Agreement to Track shall apply to the rearrangements, reconstructions, extensions or additions to the Track.

Section 4.                                            PAYMENT OF BILLS; ASSIGNABLE COSTS.

(a)                                  Bills for expenses properly chargeable to the Industry pursuant to this Agreement shall be paid by the Industry within thirty days after presentation by the Railroad except as otherwise provided.  Bills not paid within thirty days shall be subject to interest at the then current rate charged by the Railroad.

(b)                                 “Costs” or “expense” for the purpose of this Agreement shall be all assignable costs and expenses including all current Railroad cost additives.  Material shall be charges at its current value when and where used. Assignable costs are any costs incurred by the Railroad that are directly or indirectly attributable to the construction, maintenance or operation of the Track that the Railroad has not specifically agreed to pay under the terms of this Agreement.

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Section 5.                                            GOVERNMENTAL RESTRICTIONS.

This Agreement is made subject to all applicable laws, rules and regulations of the United States Government or any state, municipal, or local governmental authority now or hereafter in effect.

Section 6.                                            TERMINATION.

(a)                                  Industry may terminate this Agreement upon thirty (30) days’ written notice to Railroad.

(b)                                 Railroad may terminate this Agreement by sending thirty (30) days’ written notice to Industry’s last known address:

(1)                                  if Industry does not use the Track in an active and substantial way for a continuous period of six (6) months; PROVIDED, HOWEVER, that Industry has the option after receipt of such notice to pay an annual fee towards the cost of maintaining the switch connection up to the clearance point.  The Railroad’s notice of termination for lack of use shall state the current amount of the annual fee and how frequently it may be adjusted.  Industry may accept the option by payment of the annual fee before the termination becomes effective on the thirtieth day after notice was mailed.

(2)                                  if Industry is in default in the performance of any covenant or promise in this Agreement and continues in default for a period of thirty (30) days after receiving such notice of default from the Railroad; PROVIDED, HOWEVER, that if a default by the Industry is deemed by the Railroad to be unusually dangerous or hazardous, the Railroad may immediately suspend its performance under this Agreement during the thirty day default cure period.  Such termination shall be effective on the thirty-first day after the Railroad sent notice of default if default still exists and no further notice of termination shall be required.

(3)                                  upon thirty (30) days’ written notice if continued operation of Track (including but not limited to the switch connection itself) becomes impracticable due to abandonment or embargo of rail lines, or if the continued presence of the Track would interfere with Railroad operations (including but not limited to, line changes, construction of new lies, or railroad installation of facilities).  In the event Railroad terminates this Agreement pursuant to this subparagraph, Railroad shall attempt to provide Industry a substitute switch connection if such a switch connection would be reasonably practicable, could be made safely, and would furnish sufficient business to justify the cost of construction and maintenance.

(c)                                  Termination of this Agreement for any reason shall not affect any of the rights or obligations that the parties hereto may have accrued, or liabilities, accrued or otherwise, which may have arisen prior thereto.

Section 7.                                            SURRENDER UPON TERMINATION.

Upon termination of this Agreement howsoever, the Industry shall vacate and surrender the quiet and peaceable possession of any right-of-way or other property owned by the Railroad upon which the Track is located.  The Railroad shall have the right to remove the portion of the Track it owns.  Not later than the last day of the term of this Agreement, the Industry, at its sole cost and expense, shall (a) remove from the Railroad’s right-of-way or other property all (i) portions of the Track owned by the Industry, (ii) obstructions, (iii) contaminations caused by or arising from the use of the Track for purposes of the Industry, Facilities (as defined in Section 1(b)) and other property not belonging to the Railroad or a third party, located thereon and (b) restore the Railroad’s right-of-way to as good a condition as the same was in before the date of this Agreement.  If the Industry fails to perform such removal and restoration, or if the work performed by the Industry is not satisfactory to the Railroad, the Railroad may perform the

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work at Industry’s expense.  Any portion of the Track owned by Industry and not removed as provide herein may, at Railroad’s election, be deemed abandoned and Railroad, at Industry’s sole cost and expense, may remove such portion(s) of the Track from Railroad’s property and depose of same and restore Railroad’s property.  If Railroad performs such track removal and/or disposal, the Industry agrees to reimburse the Railroad, within thirty (30) days of its receipt of billing from the Railroad, for all costs and expenses incurred by Railroad (less any resulting salvage value) in connection therewith.

Section 8.                                            NOTICES.

(a)                                  Any notice, consent or approval that either party hereto desires or is required to give to the other party under this Agreement shall be in writing.  The notice, consent or approval shall be deemed to have been given to the Industry by serving the Industry personally or by mailing the same, postage prepaid, to the Industry at the last address known to the Railroad.  Notice may be given to the Railroad by mailing the same, postage prepaid to the office of the Assistant Vice President-Real Estate, Real Estate Department, 1416 Dodge Street, Omaha, Nebraska 68179.

(b)                                 Notices involving a notice of default or termination shall be by certified mail, return receipt requested, and such notice shall be deemed given on the date deposited with the United States Postal Service.

Section 9.                                            ASSIGNMENT; USE BY THIRD PARTIES.

The Industry shall not assign this Agreement or permit use of the Track by anyone other than the Industry without the prior written consent of the Railroad.  The Industry shall notify the Railroad in writing of any assignment to an affiliate prior to the effective date of the assignment.  For any departure from the terms of this Section, the Railroad may termination this Agreement.  The Railroad shall not unreasonably withhold its consent to an assignment of this Agreement.

Section 10.                                      SUCCESSORS AND ASSIGNS.

Subject to the provisions of Section 9, the rights and obligations contained in this Agreement shall pass to and be binding upon the heirs, executors, administrators, successors and assigns of the parties to this Agreement.

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EXHIBIT C
Revised March 24, 2004

UNION PACIFIC RAILROAD

CONTRACT INSURANCE REQUIREMENTS

Industrial Track

Industry shall, at its sole cost and expense, procure and maintain during the life of this Agreement the following insurance coverage:

A.                                    Commercial General Liability insurance.  This insurance shall contain broad form contractual liability with a single limit of at least $3,000,000 each occurrence or claim and an aggregate limit of at least $3,000,000. Coverage must be purchased on a post 1998 ISO or equivalent form, including, but not limited to, coverage for the following:

•                                          Bodily injury including death and personal injury.

•                                          Property damage.

•                                          Fire legal liability (not less than the replacement value of the portion of the premises occupied).

•                                          Products and completed operations,

The policy shall also contain the following endorsements which shall be indicated on the certificate of insurance:

•                                          The employee and Workers’ Compensation-related exclusions in the above policy apply only to Industry’s employees.

•                                          The exclusions for railroads and explosion, collapse and underground hazard shall be removed.

•                                          Wavier of subrogation.

B.                                    Business Automobile Coverage insurance.  This insurance shall contain a combined single limit of at least $5,000,000 per occurrence or claim, including, but not limited to, coverage for the following:

•                                          Bodily injury and property damage.

•                                          Any and all motor vehicles including owned, hired and non-owned.

The policy shall also contain the following endorsements which shall be indicated on the certificate of insurance:

•                                          The employee and Workers’ compensation-related exclusions in the above policy apply only to Industry’s employees.

•                                          Motor Carrier Act Endorsement – Hazardous Materials Cleanup (MCS-90), if required by law.

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In the event the Industry does not have liability for any “auto” as defined in the current ISO Commercial General Liability form, the above Business Auto Insurance is not required.

C.                                    Workers’ Compensation and Employers Liability insurance including but not limited to:

•                                          Industry’s statutory liability under the Workers’ Compensation laws of the state(s) affected by this Agreement.

•                                          Employers’ Liability (Part B) with limits of at least $500,000 each accident, $500,000 disease policy limit, $500,000 each employee.

If Workers’ Compensation insurance will not cover the liability of Industry in states that require participation in state Workers’ Compensation fund, Industry shall comply with the laws of such states.  If Industry is self-insured, evidence of state approval must be provided along with evidence of excess Workers’ Compensation coverage.  Coverage shall include liability arising out of U.S. Longshoremen’s and Harbor Workers’ Act, the Jones Act, and the Outer Continental Shelf Land Act, if applicable.  The policy shall also contain endorsement which shall be indicated on the certificate of insurance:

•                                          Alternate Employer Endorsement

D.                                    Umbrella or Excess Policies.  In the event Industry utilizes umbrella or excess policies, these policies shall “follow form” and afford not less coverage than the primary policy.

Other Requirements

E.                                      Punitive damage exclusion must be deleted, which deletion shall be indicated on the certificate of insurance.

F.                                      Industry agrees to waive its right of recovery, and its insurers, through policy endorsement, agree to waive their right of subrogation against Railroad.  Industry further waives its right of recovery, and its insurers also waive their right of subrogation against Railroad for loss of its owned or leased property or property under its care, custody and control.  Industry’s insurance shall be primary with respect to any insurance carried by Railroad.  All waivers of subrogation shall be indicated on the certificate of insurance.

G.                                    All policy(ies) required above (excluding Workers’ Compensation) shall provide severability of interests and shall name Railroad as an additional insured.  Severability of interest and naming Railroad as additional insured shall be indicated on the certificate of insurance.

H.                                    Industry shall furnish to Railroad original certificate(s) of insurance evidencing the required coverage, endorsements, and amendments, and reference the contract audit/folder number if available.  The certificate(s) shall contain a provision that obligates the insurance company(ies) issuing such policy(ies) to notify Railroad in writing of any cancellation or material alteration.  Upon request from Railroad, a certified duplicate original of any required policy shall be furnished.

I.                                         Any insurance policy shall be written by a reputable insurance company acceptable to Railroad or with a current Best’s Insurance Guide Rating of A- and Class VII or better, and authorized to do business in the state in which the Track is located.

J.                                      Industry WARRANTS that this Agreement has been thoroughly reviewed by Industry’s insurance agent(s)/broker(s), who have been instructed by Industry to procure the insurance coverage required by this Agreement and acknowledges that Industry’s insurance coverage will be primary.

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K.                                    If Industry fails to procure and maintain insurance as required, Railroad may elect to do so at the cost of Industry plus a 25% administration fee.

L.                                     The fact that insurance is obtained by the Industry or Railroad on behalf of Industry shall not be deemed to release or diminish the liability of Industry, including, without limitation, liability under the indemnity provisions of this Agreement.  Damages recoverable by Railroad shall not be limited by the amount of the required insurance coverage.

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GOLDEN GRAIN ENERGEY, LLC

ETHANOL PLANT

MASON CITY, IA

FILE #0343214C

* If your fees on this project are for legal services, please complete and sign this form and the attached W-9 and return both to Title Professionals.

*If your company IS NOT a corporation, please complete and sign this form and the attached W-9 and return both to Title Professionals.

*If your company IS a corporation and your fees are NOT for legal services, please complete only this form and return it to titled Professionals.

FULL LEGAL NAME OF COMPANY:	UNION PACIFIC RAILROAD COMPANY

TYPE OF COMPANY:	A DELAWARE CORPORATION
i.e. a Minnesota Corporation, a Minnesota Limited Liability Company, etc.

TYPE OF LABOR, SERVICES OR
MATERIALS SUPPLIES TO THIS PROJECT:	LABOR AND MATERIAL FOR INDUSTRIAL
TRACKS

I hereby certify the information above is true and correct.

Signature:	/s/ Milli M. Scheer

Printed Name:	Milli M. Scheer

Title:	Sr. Project Manager

Date:	April 21, 2004

UNION PACIFIC RAILROAD